Mail Stop 4561
      February 23, 2006

VIA U.S. MAIL AND FAX (617) 421-5402

Mr. Boy van Riel
Vice President and Treasurer
Sonesta International Hotels Corporation
116 Huntington Avenue
Boston, MA 02116

      Re:	Sonesta International Hotels Corporation
      	Form 10-K for the year ended December 31, 2004
      	Filed March 31, 2005
      File No. 0-09032

Dear Mr. van Riel:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

								Sincerely,



Daniel L. Gordon
Branch Chief

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Hewitt Associates, Inc.
December 28, 2004
Page 1